                           SCHEDULE 14A  INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant       [ x ]
Filed by a Party other than the Registrant            [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[ X ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Mobile Gas Service Corporation
                (Name of Registrant as Specified In Its Charter)

              Mobile Gas Service Corporation [Board of Directors]
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ x ]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
         0-11.

         1)  Title of each class of securities to which transaction applies:

         2)  Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4)  Proposed maximum aggregate value of transaction:

         5)  Total fee paid:

[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

             ----------------------------------------------
         2)  Form, Schedule or Registration Statement No.:

             ----------------------------------------------
         3)  Filing Party:

             ----------------------------------------------
         4)  Date Filed:

             ----------------------------------------------

                         MOBILE GAS SERVICE CORPORATION
                              2828 DAUPHIN STREET
                             MOBILE, ALABAMA 36606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 31, 1997

To the Holders of Common Stock of
         MOBILE GAS SERVICE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mobile Gas Service Corporation, an Alabama corporation, will be held in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, on Friday, January 31, 1997, at 10:00 o'clock a.m., Central Standard Time, for the purpose of:

1. Considering and acting upon a proposal to amend the Company's Restated Articles of Incorporation, as previously amended, to increase the authorized stock of the Company to eight million (8,000,000) shares of common stock, and to reduce the par value of the authorized shares of the common stock of the Company from $2.50 per share to $.01 per share.

2. Electing three Directors to serve for three-year terms expiring at the time of the 2000 Annual Meeting of Stockholders and until their successors shall be duly elected and qualified.

3. Considering and acting upon such other and further business as may properly come before the meeting or any and all adjournments thereof.

Further information regarding voting rights and the business to be transacted at the meeting is given in the annexed Proxy Statement.

The Board of Directors has fixed the close of business on December 18, 1996, as the record date for the determination of holders of the Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of the Common Stock at the close of business on December 18, 1996 will be entitled to vote at the meeting.



                                             By Order of the Board of Directors,
                                               G. EDGAR DOWNING, JR.
                                                   Secretary

Mobile, Alabama
December 18, 1996

IMPORTANT: EVEN IF YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY, NO MATTER HOW SMALL YOUR HOLDINGS, IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. NO POSTAGE IS REQUIRED ON THE ENCLOSED PROXY IF MAILED WITHIN THE UNITED STATES.

                         MOBILE GAS SERVICE CORPORATION




                                PROXY STATEMENT

This Proxy Statement is furnished to the Stockholders of Mobile Gas Service Corporation (the "Company") in connection with the solicitation of the enclosed proxy for use at the Annual Meeting of Stockholders of the Company to be held on January 31, 1997, or any adjournment or adjournments thereof. This Proxy Statement, the accompanying form of Proxy and Notice of Annual Meeting of Stockholders, and the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1996 are first being mailed to stockholders on or about December 18, 1996.

                             PROXY AND SOLICITATION

The accompanying proxy is solicited on behalf of Mobile Gas Service Corporation for use at the Annual Meeting of Stockholders of the Company to be held in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, on January 31, 1997, at 10:00 o'clock a.m., Central Standard Time, and at any and all adjournments thereof, for the purposes set forth in the notice of the meeting annexed hereto and incorporated herein by this reference.

All costs and expenses of soliciting proxies will be borne by the Company. The Company's costs of solicitation will include reimbursement of brokers and other persons for their expenses in sending proxy materials to their principals and obtaining their proxies.

Stockholders who execute proxies retain the right to revoke them at any time before they are voted by delivery of a written revocation to the Secretary of the Company. A proxy when executed and not so revoked will be voted in accordance therewith.

                               VOTING SECURITIES

As of December 18, 1996, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 3,225,499 shares of common stock, $2.50 par value per share, of the Company outstanding, with each share entitled to one vote. A majority in number of votes, present in person or by proxy, constitutes a quorum for the transaction of business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 2, 1996, information concerning
(i) beneficial ownership of the Company's $2.50 par value common stock, the only class of voting securities of the Company, by persons who are known by the Company to own beneficially more than 5% of such common stock, and (ii) beneficial ownership of such common stock by all directors and executive officers of the Company as a group. Except as noted below, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

Name and Address                      Amount Beneficially Owned          Percent of Class
----------------                      -------------------------          ----------------
William J. Hearin                          299,999  (1)                       9.3%
304 Government Street
Mobile, Alabama 36630

All directors and executive                454,472 (1)(2)                    14.0%
officers as a group (16 persons)

      (1) Includes 45,000 shares owned by the Chandler Charitable Trust, of which Mr. Hearin is the trustee. Mr. Hearin shares voting power as to 29,000 shares owned by his wife, Emily Staples Hearin, 44,200 shares owned by his daughter, Ann Hearin, and 26,799 shares owned by his former spouse, Louise Hearin.

      (2) Includes 47,651 shares owned by spouses of officers and directors, 8,137 shares owned jointly by officers and directors and their respective spouses, 4,901 shares credited to officers' accounts in the Employee Savings Plan, and 26,250 shares subject to options exercisable within 60 days.

                    --------------------------------------

                                   PROPOSAL 1

                         PROPOSED AMENDMENT TO RESTATED
                    ARTICLES OF INCORPORATION OF THE COMPANY
                      TO INCREASE CAPITAL STOCK AND REDUCE
                               PAR VALUE OF STOCK

The Board of Directors of the Company has determined by unanimous vote that an amendment to the Company's Restated Articles of Incorporation, as previously amended (the "Articles of Incorporation"), is advisable and has unanimously recommended that the Company's stockholders approve such amendment. The proposed amendment would increase the number of authorized shares of the Company's common stock ("Common Stock") from four million (4,000,000) shares of Common Stock of a par value of two dollars and fifty cents ($2.50) per share, to eight million (8,000,000) shares of Common Stock with a reduced par value of one cent ($.01) per share. If the proposed amendment is approved, Article 4 of the Company's Articles of Incorporation will read as set forth in Exhibit A attached hereto.

REASONS FOR AND CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

The Board of Directors believes that it is desirable to have sufficient authorized shares of Common Stock available for future stock splits or dividends, financing and acquisition transactions, and other general corporate purposes, including issuance of shares pursuant to the Company's 1992 Stock Option Plan and pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan. The additional authorized shares of Common Stock will allow the Company to maintain the flexibility to issue Common Stock without the potential expense and delay of a special meeting of stockholders at a future date. The additional shares of Common Stock would be available for issuance without further action by Company stockholders unless such action is required by applicable law or regulation. The holders of Common Stock do not have preemptive rights to purchase capital stock of the Company, so that any future issuance of Common Stock other than on a prorated basis may dilute the percentage ownership position of current stockholders. Except as disclosed herein, the Company has no present intent, understandings or arrangements for issuance of the Common Stock which would be authorized by the proposed amendment to the Articles of Incorporation.

The Board of Directors also believes that it is desirable to reduce the par value of the Company's Common Stock. The current trend among modern public corporations is for common stock in public companies to have nominal or no par value. The diminished importance of par values for stock in modern corporations is reflected in the new Alabama Business Corporation Act (which became effective in 1995), which no longer makes use of the par value concept. However, corporate franchise taxes in Alabama continue to be computed on the basis of par value, and reduction of the par value of the Company's Common Stock should result in a substantial reduction in the corporate franchise tax paid by the Company.

The reduction in par value would not have an adverse effect on holders of Common Stock. The reduction will be reflected on the Company's books by transfer, from the Common Stock account to the Capital in Excess of Par Value account, of an amount equal to the aggregate of the excess of the current par value of Common Stock over the reduced par value of the Common Stock.

If the proposed amendment is approved, Articles of Amendment reflecting the amendment will be filed in the appropriate office and will become effective on the date of such filing (the "Effective Date"). From and after the Effective Date, each issued and outstanding share of the Company's $2.50 par value Common Stock will automatically be converted into one share of $.01 par value Common Stock without action by the Company or the holders of such stock. From and after the Effective Date, stock certificates representing shares of the Common Stock of the Company outstanding prior to the Effective Date (which certificates reflect a par value of $2.50) will automatically represent the same number of shares with a par value of one cent ($.01), and will continue to be used to effect transfers or deliveries of the Common Stock of the Company. There will be no need for stockholders to exchange their stock certificates. After the Effective Date, the transfer agent of the Company will use stock certificates reflecting the new par value of the Common Stock for all transfers and issuances of Common Stock.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED STOCK OF THE COMPANY AND TO REDUCE THE PAR VALUE OF SUCH STOCK.

VOTE REQUIRED FOR ADOPTION OF PROPOSED AMENDMENT

Under Alabama law, the approval of the proposed amendment to the Articles of Incorporation of the Company requires the affirmative vote of the holders of a majority of the outstanding Common Stock. Therefore, abstentions and broker non-votes will have the same effect as votes against the proposal. The Company is informed that members of the Board of Directors and officers of the Company, who hold or beneficially own in the aggregate approximately 454,472 shares of Common Stock, or approximately 14.0% of the Common Stock, intend to vote such shares of Common Stock in favor of the proposed amendment to the Articles of Incorporation of the Company.



                              -----------------


                                   PROPOSAL 2

                             ELECTION OF DIRECTORS

The Restated Articles of Incorporation of the Company provide that the number of Directors shall not be less than nine nor more than twelve, as determined by the Board of Directors. The Board has fixed the number of Directors at eleven. The Restated Articles of Incorporation also provide that the Board of Directors shall be divided into three classes, with each class serving three-year terms which end in successive years. Approximately one-third of the Board of Directors is elected each year. The Restated Articles of Incorporation of the Company do not provide for cumulative voting in the election of Directors.

Unless authority is withheld on a proxy, shares represented by the proxies received by the Company will be voted for the election as Directors of the three nominees for Directors listed below. The Directors are to be elected to serve until the Annual Meeting of Stockholders in 2000 and until their successors have been duly elected and qualified. Proxies cannot be voted for more than three persons. Should any nominee be unable or unwilling to accept election, which the Company has no reason to believe will be the case, the proxy will be voted for a substitute nominee or nominees designated by the Company.

The following information is a brief account of the business experience of each nominee and director during the past five years, and of Common Stock beneficially owned by each nominee and director as of December 2, 1996, based on information received from the respective nominees and directors.

Name, Age, Principal Occupation During Past Five Years, and       First Became   No. of Shares     Percent
Other Directorships                                               a Director(1)  Beneficially      of Class
                                                                                 Owned (2)
----------------------------------------------------------------  -------------  -------------     --------
NOMINEES TO SERVE UNTIL ANNUAL
MEETING OF STOCKHOLDERS IN 2000:

JOHN C. HOPE, III, 47, was appointed Chairman and Chief           1993              2,000              *
Executive Officer of Whitney Bank of Alabama and Executive
Vice President of Whitney Holding Corporation in November,
1994.  Previously, he served as Executive Vice President and
Regional Executive of AmSouth Bank, Mobile, Alabama.  He
serves as Director of Infirmary Health Systems, Inc. (3) (5)


S. FELTON MITCHELL, JR. , 52, is President of S. Felton           1993              2,100              *
Mitchell, Jr., P.C., a law practice, and sole
proprietor of S.  Felton Mitchell, Jr., CPA, an
accounting practice.  He is President of The
Vibroplex(R) Co., Inc., a manufacturer of amateur radio
equipment.  He serves as Director of QMS, Inc., Mobile,
Alabama. (3) (4) (7)

THOMAS B. VAN ANTWERP, 46, is Sales and Marketing                 1993              3,280(8)           *
Director of Georgia Press Association, Atlanta,
Georgia, since May 1996. Previously, he served as Zoned
Group Advertising Manager, Syracuse Newspapers,
Syracuse, New York, since February 1, 1993, and prior to
such date as Executive-in-Training at The Mississippi
Press,  Pascagoula, Mississippi. He serves as Director
of Merchants & Marine Bank,  Pascagoula, Mississippi.
(5) (6) (14)


DIRECTORS TO SERVE UNTIL ANNUAL
MEETING OF STOCKHOLDERS IN 1998:

JOHN S. DAVIS, 54, was appointed President and Chief              1995             22,536(9)           *
Executive Officer of the Company in January, 1995,
having been appointed Executive Vice President and
Chief Operating Officer of the Company in July, 1994.
Previously, he served as independent consultant and
Chairman of Davis-Shows Motors, Inc. from 1991 to 1994,
and served as President of United Gas Pipe Line Company
from 1989 to 1991. He serves as Director of Infirmary
Health Systems, Inc. (3) (4) (7)

Name, Age, Principal Occupation During Past Five Years, and Other     First Became     No. of Shares        Percent
Directorships                                                         a Director(1)    Beneficially         of Class
                                                                                       Owned (2)
------------------------------------------------------------------    -------------    -------------        --------
WALTER L. HOVELL, 68, served as President and Chief Executive
Officer of the Company from March, 1984 to January, 1995.  He            1975             32,572(10)             *
serves as Director of The Bank of Mobile, Mobile, Alabama.  (3)
(4) (7)

G. MONTGOMERY MITCHELL, 68, retired in 1993 as Senior Vice               1993              4,000(11)             *
President and Director of Stone & Webster Management Consultants,
Inc., Houston, Texas.   He serves as Director of Energy West,
Inc., Great Falls, Montana. (4) (6)

F. B. MUHLFELD, 76, retired in 1986 as Vice Chairman of the              1986              1,750                 *
Board of Stone & Webster, Incorporated, New York, New York.  He
had been with the Stone & Webster organization for more than 40 years and had served as Vice Chairman for more than 5 years.
(4) (6)


DIRECTORS TO SERVE UNTIL ANNUAL
MEETING OF STOCKHOLDERS IN 1999:

WILLIAM J. HEARIN, 87, Chairman of the Board of the Mobile               1960            299,999(12)          9.3%
Press Register, Mobile, Alabama and The Mississippi Press,
Pascagoula, Mississippi.  He serves as Chairman of the Board of the Company. He serves as Director of The Bank of Mobile,
Mobile, Alabama. (3) (5) (7)

JOSEPH G. HOLLIS, JR., 73, retired in 1992 as Chairman of the            1959              20,000                *
Board of Johnson Hardware Company, Inc.,  Newnan,
Georgia.(4)(5)

GAYLORD C. LYON, 74, is President of Gaylord C. Lyon & Company,          1973              15,000(13)            *
Inc., a real estate appraisal and property management company,
Mobile, Alabama. (3) (4) (6)

E.B. PEEBLES, JR., 77, retired in December, 1984 as Chairman of          1978              19,700(15)            *
Ryan-Walsh Stevedoring Company, Inc., Mobile, Alabama, and
Senior Vice President of Dravo Corporation, Pittsburgh,
Pennsylvania.  He serves as Chairman and Chief Executive
Officer of Senior Bowl Association, Mobile, Alabama. (3) (5)

*    Less than one percent.
(1)  Each director has served continuously since the dates indicated.
(2) Except as noted, the indicated owners have sole voting and dispositive power with respect to shares beneficially owned.
(3)  Member of Executive Committee.
(4)  Member of Audit Committee.
(5)  Member of Compensation and Planning Committee.
(6)  Member of Risk Management Committee.
(7)  Member of Retirement Board Committee.
(8) Includes 1,817 shares owned jointly with Mr. Van Antwerp's spouse with whom he shares voting and dispositive power, and 1,040 shares held in each of two accounts by Mr. Van Antwerp as custodian for two children under the New York Uniform Transfers to Minors Act, as to which he has voting and dispositive power.
(9) Includes 288 shares held in the Company's 401(k) plan and 7,500 shares subject to options exercisable within 60 days.
(10) Includes 12,501 shares owned by Mr. Hovell's spouse, as to which he disclaims beneficial ownership, and 7,681 shares held in his Individual Retirement Account, over which shares he has sole voting power.
(11) All shares are owned jointly with Mr. Mitchell's spouse with whom he shares voting and dispositive power.
(12) Includes 45,000 shares owned by the Chandler Charitable Trust, of which Mr. Hearin is the trustee. Mr. Hearin shares voting power as to 29,000 shares owned by his wife, Emily Staples Hearin, 44,200 shares owned by his daughter, Ann Hearin, and 26,799 shares owned by his former spouse, Louise Hearin.
(13) Includes 3,500 shares owned by Mr. Lyon's spouse.
(14) Mr. Van Antwerp is the stepson of Mr. Hearin.
(15) Includes 2,000 shares owned by Mr. Peeble's spouse as to which he disclaims beneficial ownership.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

            Director Compensation, Committees and Attendance. The Board of Directors of the Company had six meetings during the last fiscal year. Quarterly fees paid to non-employee members of the Board of Directors, other than members of the Executive Committee, are $3,250 per quarter; quarterly fees paid to Executive Committee members are $3,750 per quarter. Directors also receive $500 per Board meeting attended. The maximum aggregate of fees payable to any director for service on the Board of Directors and its committees is $16,000 per fiscal year, except that the maximum annual fee payable to Executive Committee members is $18,000. Directors who are also employees of the Company do not receive fees for service on the Board of Directors or its committees. Pursuant to the Non-Employee Directors Deferred Fee Plan, directors may make an advance election to defer director's fees, and to have such deferred fees treated as though invested in Common Stock, or as cash earning interest at the prime rate. Messrs. Hope, Hovell, S. Felton Mitchell, G. Montgomery Mitchell, and Van Antwerp elected to defer a portion of director's fees payable to them during fiscal year 1996.

            There are five standing committees of the Board, which are the Executive Committee, Audit Committee, Compensation and Planning Committee, Risk Management Committee and Retirement Board Committee. The Company does not have a nominating committee.

            The Executive Committee, which met one time during the last fiscal year, exercises all the powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, except as restricted by the By-laws of the Company. Action by the Executive Committee is reported at the meeting of the Board next succeeding such action.

            The Audit Committee, which met five times during the last fiscal year, recommends to the Board the independent auditors and reviews recommendations made by the auditors. The committee meets with the auditors to review the scope of the audit to be conducted and afterwards to receive the report of such audit with recommendations, and advises the Board with respect thereto. The Company's independent public accountants have free access to the Audit Committee and meet with the committee with and without Management present. Members of the Audit Committee are all non-employee Directors.

            The Compensation and Planning Committee, which met three times during the last fiscal year, reviews and makes recommendations to the Board establishing salaries and other compensation for the officers of the Company. This committee also reviews the Employees' Retirement Plan of the Company and makes recommendations to the Board concerning changes in the Plan. Members of the Compensation and Planning Committee are all non-employee Directors.

            The Risk Management Committee, which met one time during the last fiscal year, is responsible for reviewing risk management policies and programs throughout the Company to assure that they are appropriate to the short and long term objectives of the Company. The Committee also advises the Board of Directors of the effectiveness of these policies and programs.

            The Retirement Board Committee, which met twice during the last fiscal year, is responsible for the general administration of the Employee Savings Plans and the Voluntary Employees' Beneficiary Association Plans, as well as the Retirement Plan, all being Plans of the Company.

            Insurance. The Company provides accidental death and dismemberment insurance of $200,000 for each Director and $100,000 for the spouse of each Director. Premium cost for the fiscal year for such coverage was $2,388 for all directors not serving as officers. The Company is not designated as the beneficiary under the policy.

          REPORTS UNDER SECTION 16 OF THE SECURITIES AND EXCHANGE ACT

            The following persons filed late reports required by Section 16(a) of the Securities and Exchange Act of 1934: Mr. Davis filed one late report on Form 4 with respect to shares of Common Stock acquired by his daughter, and Mr. Hearin filed one late amendment to a report on Form 4 with respect to shares of Common Stock acquired by his wife. In making this disclosure, the Company has relied on written representations by or on behalf of its directors and executive officers and copies of reports filed.

                             EXECUTIVE COMPENSATION

        The following table contains information with respect to compensation paid or set aside by the Company for services in all capacities during fiscal years 1994, 1995 and 1996 to the Company's Chief Executive Officer and to the four most highly compensated executive officers of the Company and its subsidiaries, other than Chief Executive Officer, whose aggregate salary and bonus exceeded $100,000 for fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                     ANNUAL COMPENSATION                       AWARDS
                                   ----------------------------------------------------    ---------------
                                                                             OTHER                               ALL
                                                                             ANNUAL         SECURITIES          OTHER
                                                SALARY        BONUS          COMPEN-         UNDERLYING         COMPEN-
NAME AND PRINCIPAL POSITION        YEAR          ($)            $            SATION ($)      OPTIONS (#)       SATION  ($)
---------------------------        ----       ---------   -----------      ------------    -----------       -------------
John S. Davis
President and Chief Executive      1996       205,833         25,000         7,941 (3)                           129 (8)
Officer                            1995 (1)   181,667                        4,337 (3)         30,000            129 (8)


W. G. Coffeen, III                 1996       115,833          5,000         3,438 (4)                         2,629 (8)
Vice President - Marketing         1995       108,333                        3,218 (4)         15,000            129 (8)
                                   1994        98,833                        2,965 (4)                           129 (8)


Gerald S. Keen                     1996       119,167                        3,384 (5)                         2,629 (8)
Vice President - Operations        1995       113,333                        3,361 (5)         15,000            129 (8)
                                   1994       103,333                        3,100 (5)                           129 (8)

A.  H. Tenhundfeld, Jr.            1996       106,667          7,500         1,890 (6)                           129 (8)
Vice President - Administration    1995 (2)    58,333                                          15,000            129 (8)
and Planning


Charles P. Huffman                 1996       102,000         10,000         3,040 (7)                         2,629 (8)
Vice President, Chief Financial    1995        95,333                        2,965 (7)         15,000            129 (8)
Officer, Treasurer and Assistant   1994        85,333                        2,560 (7)                           129 (8)
Secretary

(1) Mr. Davis was appointed President and Chief Executive Officer of the Company effective January 27, 1995.
(2) Mr. Tenhundfeld was appointed Vice President-Administration and Planning of the Company effective March 1, 1995.

(3) Includes $4,671 and $1,187 contributed to Mr. Davis' account in the Employees Savings Plan for the 1996 and 1995 fiscal years, respectively, and $3,270 and $3,150 paid to Mr. Davis in 1996 and 1995, respectively, pursuant to incentive units granted under the Company's Incentive Compensation Plan.

(4) Includes $3,329, $3,113, and $2,965 contributed to Mr. Coffeen's account in the Employees Savings Plan for the 1996, 1995, and 1994 fiscal years, respectively, and $109 and $105 paid to Mr. Coffeen in 1996 and 1995, respectively, pursuant to incentive units granted under the Company's Incentive Compensation Plan.

(5) Includes $3,275, $3,256, and $3,100 contributed to Mr. Keen's account in the Employees Savings Plan for the 1996, 1995 and 1994 fiscal years, respectively, and $109 and $105 paid to Mr. Keen in 1996 and 1995, respectively, pursuant to incentive units granted under the Company's Incentive Compensation Plan.

(6) Represents contributions to Mr. Tenhundfeld's account in the Employee Savings Plan for the 1996 fiscal year.

(7) Includes $2,931, $2,860 and $2,560 contributed to Mr. Huffman's account in the Employee Savings Plan in the 1996, 1995 and 1994 fiscal years, respectively, and $109 and $105 paid to Mr. Huffman in 1996 and 1995, respectively, pursuant to incentive units granted under the Company's Incentive Compensation Plan.

(8) Consists of insurance premiums of $129 for each officer; also includes $2,500 paid by the Company to each of Messrs. Coffeen, Keen, and Huffman in fiscal 1996 upon surrender of incentive units (see COMPENSATION AND PLANNING COMMITTEE REPORT below).

    No options were granted during fiscal year ended 1996 to any of the executive officers listed in the Summary Compensation Table. The following table and notes provide information on the value of unexercised options at September 30, 1996 held by the executive officers listed in the Summary Compensation Table.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR(1)
                     AND 1996 FISCAL YEAR-END OPTION VALUES

                            Number of Securities
                            Underlying Unexercised            Value of Unexercised In-the-
                            Options at 9/30/96 (#)            Money Options at 9/30/96 ($)(2)
                            -------------------------         -------------------------------
Name and Position           Exercisable   Unexercisable       Exercisable      Unexercisable
-----------------           -----------   -------------       -----------      -------------
John S. Davis                   7,500         22,500            $21,563           $64,688

W.G. Coffeen, III               3,750         11,250            $10,781           $32,344

Gerald S. Keen                  3,750         11,250            $10,781           $32,344

A.  H. Tenhundfeld, Jr.         3,750         11,250            $10,781           $32,344

Charles P. Huffman              3,750         11,250            $10,781           $32,344

(1)    No options were exercised during the 1996 fiscal year.

(2) The ultimate realization of value on the exercise of such options is dependent upon the market price of Common Stock at the time of exercise. Calculations are based on the $24.00 closing price of Common Stock on the last trading day of the fiscal year.


       Employees' Retirement Plan. The Employees' Retirement Plan is a defined benefit plan which covers all full-time employees upon attainment of age 21 and completion of one year of service. Benefits are generally based on various percentages of regular basic compensation for each year of the individual's service, but if the resulting benefit is greater, is based upon average compensation during the last five years of employment proportionately reduced for years of service less than twenty and reduced by 70% of Social Security benefits. Participants are vested after five years of continuous service and are eligible for early retirement at or after age 55 with ten years of credited service.

       The full cost of the Plan is paid by the Company. Amounts accrued pursuant to the Plan for the accounts of the individuals named in the Summary Compensation Table above cannot be readily calculated. The estimated annual retirement benefit, based on current remuneration and assuming retirement at age 65, of Mr. Davis, Mr. Coffeen, Mr. Keen, Mr. Tenhundfeld and Mr. Huffman are $46,193, $53,438, $32,003, $39,303 and $60,678, respectively. Years of service now credited under the Plan for Mr. Davis, Mr. Coffeen, Mr. Keen, Mr. Tenhundfeld and Mr. Huffman are 1.25 (subject to the provisions of the Deferred Compensation Agreement with Mr. Davis described below) 9, 6, 1 and 16 years, respectively. The estimated annual benefits are net of any reductions for Social Security benefits or other offset amounts.

       Employee Savings Plan. The Employee Savings Plan is a qualified voluntary contributory retirement plan under Section 401(k) of the Internal Revenue Code established by the Company on September 1, 1988. Eligibility requirements are one year of employment and 21 years of age. Eligible employees can invest up to 15% of their base salary in the plan. Employee contributions vest immediately and can be allocated among a money market fund, bond fund, or equity fund, as directed by the employee. The Company makes a contribution, equal to 50% of an employee's contribution, but not more than 3% of the employee's base salary. Company contributions are invested in the Company's Common Stock and are vested at 20% for each year of an employee's service. A participant's account will be distributed following termination of employment. Participants may withdraw their contributions or borrow from their accounts subject to certain conditions. Company contributions for the 1996, 1995 and 1994 fiscal years for each of the executive officers are included in the Summary Compensation Table above.

       Agreements with Mr. Davis. In connection with Mr. Davis' employment by the Company in 1994, the Company entered into a letter agreement with Mr.
Davis which provided, among other things, for the Company to enter into an unfunded and unsecured deferred compensation agreement with Mr. Davis substantially in accordance with a proposal provided by consultants retained by the Company. Such an agreement was entered into between the Company and Mr. Davis as of January 26, 1996 (the "Deferred Compensation Agreement"). The Deferred Compensation Agreement provides for benefits to be paid to Mr. Davis upon retirement, in such amount as would, taken together with amounts payable under the Employees' Retirement Plan, would equal that which would have been payable to Mr. Davis upon retirement with the greater of 20 years or his actual years of service with the Company. The Deferred Compensation Agreement also provides for a benefit payable if Mr. Davis terminates employment with the Company for any reason prior to age 65, but after having completed at least 5 years of service with the Company. The severance benefit would be equal to two-thirds of the monthly benefit which would have been paid to Mr. Davis under the Employees' Retirement Plan if he had retired on his 65th birthday, but based on Mr. Davis' actual employment history with the Company as of the date his employment ceases. The 1994 letter agreement also provides that, if the employment of Mr. Davis is involuntarily terminated for other than good cause before July 1, 1997, Mr. Davis will receive severance benefits equal to one year of his then-current salary, payable at the rate of 1/12 thereof per month for twelve consecutive months, subject to all applicable state and federal withholding requirements. In connection with his employment, Mr. Davis was granted 3,000 incentive units under the Company's 1992 Incentive Plan.

      Insurance. The Company provides accidental death and dismemberment insurance of $200,000 for each officer and $100,000 for the spouse of each officer. The Company is not designated as the beneficiary under the policy. Premium cost for such insurance for each of each of the executive officers named therein is included in the Summary Compensation Table above.

      Other Compensation. The Company provides certain facilities and services to various officers to assist them in performing their corporate responsibilities and duties in connection with business of the Company, such as automobiles and club memberships. The Summary Compensation Table does not include the value of such facilities and services which might be deemed attributable to personal use by the recipient, because the cost to the Company of such personal benefits with respect to any executive officer named in the Summary Compensation Table did not exceed the lesser of $50,000 or 10 percent of the compensation reported with respect to such executive officer.

                   COMPENSATION AND PLANNING COMMITTEE REPORT

      The Compensation and Planning Committee (the "Committee") is currently comprised of five outside directors: Mr. Hearin, Mr. Hollis, Mr. Hope, Mr. Peebles and Mr. Van Antwerp. Based upon recommendation of the Chief Executive Officer, it reviews and makes recommendations to the Board with respect to salaries and other compensation for officers of the Company. Decisions by the Committee with respect to Compensation of the Company's executive officers, including the Chief Executive Officer, are reviewed and approved by the Board.

      The Committee is continuing to implement its compensation philosophy as outlined in last year's proxy statement, which is intended to change the Company's historical emphasis on base salary as the primary basis of executive compensation. The Committee's compensation philosophy includes the following five principles:

      1. Objectives: The Company's two primary compensation objectives are to provide a competitive compensation package that will enable the Company to attract and retain a highly-qualified executive team, and to provide a significant amount of variable compensation that is contingent upon objectively-measured performance, so as to align executive interests with those of customers and stockholders.

      2. Competitiveness: Compensation comparisons will be made against similar-size public utilities on a national basis, to allow the Company to compete nationally for top executive talent. Competitive levels of four compensation components will be measured:

      * Base salary, to be targeted above the median for the peer group, with the primary consideration being external market levels and secondary consideration being internal equity concerns.

      * Annual incentives, to be targeted at the median, to motivate and reward accomplishment of key corporate priorities and objectives.

      * Long-term incentives, to be targeted below the median, so that total target compensation (base salary plus annual incentives plus long-term incentives) would equal median total compensation for peer group executives.

      * Benefits and perquisites, to be targeted at the low end of the competitive range, so as to provide reasonable levels of security and protection but to not emphasize this component of the total compensation package.

      3. Leverage: Annual and long-term incentives are to have significant upside and downside variability so as to create a strong relationship of the level of total executive compensation and the level of performance achieved.

      4. Basis for measurements: Annual and incentive plans are to emphasize teamwork, and are to be based primarily on corporate performance, but will provide latitude to reward individual performance and contributions. Annual incentives are to reflect a balance between shareholder and customer interests, and between financial and operational goals, with financial objectives weighted more heavily with respect to senior executives, and operational goals being more heavily weighted at lower executive levels. Long-term incentives are to focus on stockholder interests and are to be tied, in part, to performance of the Company's stock.

      5. Stock ownership: The executive compensation program is intended to facilitate senior executives acquiring an equity stake in the Company, to increase the alignment between executive interests and stockholders.

      Consistent with the foregoing compensation philosophy, long-term incentives in the form of stock options with respect to 105,000 shares of the Company's common stock were granted under the Mobile Gas Service Corporation 1992 Stock Option Plan (the "Stock Option Plan") in fiscal year 1995. The Committee had also made awards previously under the Mobile Gas Service Corporation Incentive Compensation Plan (the "1992 Incentive Plan"), which was approved by the stockholders of the Company in 1993 at the time of approval of the Stock Option Plan. During fiscal year 1996, most participants who had been awarded incentive units under the 1992 Incentive Plan surrendered those incentive units in consideration of cash payments by the Company. The aggregate of payments made upon surrender of such incentive units was $72,500; the amounts paid to the named executive officers are included in the Summary Compensation Table above. Incentive units which had been awarded to Mr. Davis were not surrendered.

      It is the Committee's current intention that no further awards will be made under the 1992 Incentive Plan. The Company's retirement of most of the incentive units granted under the 1992 Incentive Plan, as described above, reflected the Committee's view that in most cases stock options are the preferable means of providing long-term incentives to Company executives. Consistent with the Committee's compensation philosophy, compensation paid for fiscal year 1996 included cash bonuses, and in October 1996 the Committee recommended and the Board of Directors of the Company adopted a new Officers Incentive compensation Plan to be effective as of the fiscal year beginning October 1, 1996 (the "1996 Incentive Plan"). Under the 1996 Incentive Plan, annual cash incentive awards to Company Officers may be made by the Committee in its discretion, based on three performance measures:

o The Company's Return on Common Equity (ROE"), compared to the ROE of a group of peer companies;

o The Company's earnings per share ("EPS") compared to a target EPS goal established by the Committee; and

o Specific individual personal performance objectives to be established annually for each participant in the 1996 Incentive Plan.

      Because the Committee's implementation of its compensation philosophy was not complete during fiscal year 1996, the bases for determining 1996 compensation for executive officers, including the chief executive officer, remained largely subjective, and there was no mathematical relationship between the corporate performance of the Company and executive compensation for fiscal 1996.


      William J. Hearin              Joseph G. Hollis         E. B. Peebles, Jr.

                   John C. Hope, III            Thomas B. Van Antwerp



          Compensation Committee Interlocks and Insider Participation

      Mr. Hearin, who is a member of the Compensation and Planning Committee, serves as Chairman of the Board of the Company, but receives no compensation for such service.

             MOBILE GAS SERVICE CORPORATION STOCK PERFORMANCE GRAPH

      The following graph compares the value of $100 invested on October 1, 1991 in the Company's Common Stock, the NASDAQ Market Index and the Media General Gas Utilities Industry Group Index (the "Media General Gas Index"), assuming reinvestment of dividends. The Media General Gas Index, published as Industry Group Index No. 602 by Media General Financial Services of Richmond, Virginia, consists of 64 gas utilities including the Company.


------------------------------FISCAL YEAR ENDING--------------------------------

COMPANY                      1991      1992       1993       1994       1995        1996

MOBILE GAS SERVICE CORP       100     127.41      180.51      163.87    162.87     195.06
INDUSTRY INDEX                100     102.06      129.18      116.57    123.41     157.58
BROAD MARKET                  100      98.34      127.89      135.34    164.32     191.84

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Deloitte & Touche LLP has served as independent public accountants to audit the Company's financial statements for the past ten years and they have been selected by the Board of Directors to continue in such capacity for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

      Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at next year's Annual Meeting, it must be received by the Secretary of the Company (at 2828 Dauphin Street, Mobile, Alabama 36606) no later than August 25, 1997, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                        POSSIBLE ADJOURNMENT OF MEETING

      In case the requisite vote to elect the nominees for Directors proposed by the Company cannot be obtained at the date set for the meeting, it is the intention of the Company, if it seems advisable to do so at the time, to adjourn the meeting to permit the solicitation of additional proxies. Accordingly, the enclosed form of proxy authorizes a vote in favor of adjournment. The Annual Meeting may be adjourned from time to time without other notice than by verbal announcement at the meeting of any adjournment, and any business for which notice of the Annual Meeting is hereby given may be transacted at any such adjournment.

                               OTHER INFORMATION

      As of this date, the Company does not know of any other business to be presented at the meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented to the meeting and it is the intention of such proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

                           ANNUAL REPORT ON FORM 10-K

   A copy of the Company's Annual Report on Form 10-K for the period ended September 30, 1996, including the financial statements and the schedules thereto, will be provided without charge, upon receipt of a written request addressed to Charles P. Huffman, Vice President, Chief Financial Officer and Treasurer, Mobile Gas Service Corporation, P.O. Box 2248, Mobile, Alabama 36652.

      Please sign, date, and return the enclosed proxy promptly in the enclosed envelope on which no postage stamp is necessary if mailed in the United States.



                                            MOBILE GAS SERVICE CORPORATION
                                                By G. EDGAR DOWNING, JR.
                                                        Secretary


Mobile, Alabama
Dated December 18, 1996

                                   EXHIBIT A


                 The first paragraph of Article 4 of the Restated Articles of Incorporation is amended to read in its entirety as follows:

                          The total authorized Capital Stock of the Corporation
                 shall consist of EIGHT MILLION (8,000,000) shares of Common Stock of the par value of ONE CENT ($.01) per share.

PROXY                     MOBILE GAS SERVICE CORPORATION                   PROXY
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF STOCKHOLDERS, JANUARY 31, 1997

         The undersigned hereby appoints John S. Davis and G. Edgar Downing, Jr., and each of them as proxies, each with power of substitution and revocation, to vote as proxies at the Annual Meeting of Stockholders of Mobile Gas Service Corporation to be held in the Auditorium of the Company at 2828 Dauphin Street, Mobile, Alabama on Friday, January 31, 1997, at 10:00 a.m., Central Standard Time, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be able to cast if personally present.


         1. PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION OF MOBILE GAS SERVICE CORPORATION as described in the Company's Proxy Statement for the 1997 Annual Meeting. (Management favors a vote "FOR")
                 [ ] FOR          [ ] AGAINST               [ ] ABSTAIN

         2. ELECTION OF DIRECTORS (Management favors a vote "FOR") Nominees for a term expiring in 2000: John C. Hope, III, S. Felton Mitchell, Jr., Thomas B. Van Antwerp
                 [ ]  FOR all nominees listed (except as indicated below)

                 (To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                 ---------------------------------------------------------------

                 ---------------------------------------------------------------
                 [ ]  VOTE WITHHELD from all nominees.

         3. In their discretion, the Proxies are authorized to vote upon such other and further business as may come before the meeting or any and all adjournments thereof, and upon matters that the Company did not know were going to be brought before the meeting or any adjournment because they had not become known a reasonable time before the solicitation.


         The shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder. IF NO SPECIFIC DIRECTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" ALL NOMINEES. Said proxies, or either one of them, are authorized, in their or his discretion, to vote the shares of the undersigned in favor of an adjournment or adjournments of said meeting for the purpose of allowing time for additional solicitation of proxies.




                                        ----------------------------    --------

                                        ----------------------------    --------
                                        Stockholder Signature(s)          Date


Please date, sign, and mail this Proxy in the envelope provided.
Postage not required if mailed in the United States.


Please sign exactly as the name appears hereon. If stock is held in the name of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate.